EXHIBIT C


                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") is made as of May 16, 2004, by and between Stelchi Holding Ltd., a Liberian corporation ("Stelchi"), and OMI Corporation, a company organized under the laws of the Republic of the Marshall Islands ("OMI").

         WHEREAS, Stelchi, as of the date hereof, is the record and beneficial owner of 1,075,000 shares (the "Shares") of common stock, par value $0.02 per share (the "Common Stock") of Stelmar Shipping Ltd., a Liberian corporation (the "Company"); and

         WHEREAS, OMI desires Stelchi to agree, and Stelchi agrees, to a standstill with respect to the Shares and certain other matters as herein described, all on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                    REPRESENTATIONS AND WARRANTIES OF STELCHI

         Stelchi represents and warrants to OMI as follows:

         SECTION 1.1     LEGAL  POWER.  All  corporate  action  on the  part  of
Stelchi, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. Stelchi has the requisite corporate power to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement.

         SECTION 1.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by Stelchi and, upon due execution and delivery by OMI, this Agreement will be a valid and binding agreement of Stelchi.

         SECTION 1.3 NO CONFLICT. The execution, delivery and performance of this Agreement by Stelchi will not result in any violation of, conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any obligation or duty of Stelchi to any other person, (b) any provision of any judgment, decree or order to which Stelchi is a party or by which it or any of its assets is bound; (c) any contract, obligation or commitment to which Stelchi is a party or by which it or any of its assets is bound; (d) any provision of its constituent documents; or (e) any applicable law, including, without limitation, any statute, rule, order, decree, treaty or governmental regulation. The execution, delivery and performance of this Agreement by Stelchi will not require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity (except for relevant antitrust or competition authorities).

         SECTION 1.4 TITLE. Stelchi is the sole record, legal and beneficial owner of the Shares, and there are no outstanding options, calls, puts, subscriptions, preemptive rights, rights of first refusal or other agreements or commitments, obligating Stelchi to sell or transfer the Shares to any person or granting an option or right to any person to purchase or acquire from Stelchi the Shares. The Shares are free and clear of any claim, lien, pledge, option, right of first refusal, buy-sell agreement, defect in title, charge, security interest, conditional sales agreement, title retention agreement, restriction on transfer, voting agreements, voting trusts, proxies, preemptive rights (whether statutory or contractual), shareholder or similar agreements, or other restrictions or encumbrances of any nature or kind (except state and federal securities laws restrictions pertaining to the transfer of the Shares), whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF OMI

         OMI represents and warrants to Stelchi as follows:

         SECTION 2.1 LEGAL POWER. All corporate action on the part of OMI, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. OMI has the requisite corporate power to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement.

         SECTION 2.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by OMI and, upon due execution and delivery by Stelchi, this Agreement will be a valid and binding agreement of OMI.

         SECTION 2.3 NO CONFLICT. The execution, delivery and performance of this Agreement by OMI will not result in any violation of, conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any obligation or duty of OMI to any other person, (b) any provision of any judgment, decree or order to which OMI is a party or by which it or any of its assets is bound; (c) any contract, obligation or commitment to which OMI is a party or by which it or any of its assets is bound; (d) any provision of its constituent documents; or (e) any applicable law, including, without limitation, any statute, rule, order, decree, treaty or governmental regulation. The execution, delivery and performance of this Agreement by OMI will not require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the U.S. federal and state securities laws) with, or notification to, any governmental entity (except for relevant antitrust or competition authorities).

                                  ARTICLE III

                         STANDSTILL AND VOTING AGREEMENT

         SECTION 3.1 STANDSTILL. Prior to the Termination Date, as defined in Section 5.1 below and except pursuant to the terms of this Agreement, Stelchi shall not (a) sell, pledge or otherwise transfer, directly or indirectly, any of the Shares nor grant any options or rights to the Shares, to any third party nor shall Stelchi, directly or indirectly, solicit or entertain offers from any third party to enter into any such transaction, provided that Stelchi may, at any time, transfer any Shares to any other entity which, as of the date of such transfer, has entered into an agreement with OMI on terms that are identical in all material respects with the terms of this Agreement, (b) grant any proxies or enter into any voting agreement or other arrangement with respect to any of the Shares, (c) deposit any Shares into a voting trust, or (d) (i) directly or indirectly solicit, initiate, or knowingly encourage the submission of any offer or proposal for any acquisition of any shares of Common Stock or any merger or other business combination or any similar transaction involving the Company, and (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person (other than to any regulatory or judicial authority as may be required by law or regulation or judicial proceeding or to any person pursuant to court order) any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes or would reasonably be expected to lead to any offer, proposal or transaction that would compete with, impede, or interfere with any OMI Transaction (as defined in Section 4.1 below) and shall not permit any investment banker, attorney, or other adviser or representative of Stelchi or any affiliate of Stelchi to do any of the foregoing.

         SECTION 3.2 VOTING AGREEMENT. Stelchi agrees, to the extent permitted by law, prior to the Termination Date, (i) to attend all meetings of the shareholders of the Company, (ii) to retain all voting rights with respect to the Shares (except for transfer of Shares pursuant to Section 3.1(a) hereof) and (iii) to the extent permitted by law, at any meeting of the shareholders of the Company, however called, or in connection with any action by written consent by the shareholders of the Company, to vote all of the Shares:

         (a) If the OMI Transaction is a merger or other business combination requiring a shareholder vote, in favor of the transactions contemplated by such OMI Transaction and the agreements related thereto; and

         (b) Against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the OMI Transaction (or attempt to do any of the foregoing), including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of any securities of the Company or any subsidiary, (iii) any change in the executive officers or Board of Directors of the Company or (iv) any change in the present corporate structure or business of the Company.

         SECTION 3.3 TENDER OF SHARES. If the OMI Transaction is a tender and/or exchange offer recommended by the Board of Directors of the Company, Stelchi agrees to tender validly (and not to withdraw) the Shares, pursuant to and in accordance with the terms of the Offer (as defined in Section 4.1 below) and Rule 14d-2 under the Exchange Act, not later than the fifth business day after commencement of the OMI Transaction. Stelchi shall cause the Shares to remain validly tendered and not withdrawn unless and until the OMI Transaction is consummated, terminated or has expired without OMI purchasing all shares of Common Stock validly tendered in the Offer.

         SECTION 3.4     TERM.  The  initial  term  of the  provisions  of  this
Article III shall be the 60 (sixty) day period commencing on the date hereof (the "Initial Term"). If, prior to the expiration of the Initial Term, the Board of Directors of the Company shall have approved a proposed OMI Transaction, the provisions of this Article III shall be extended for a period of 90 (ninety) days from the date of expiration of the Initial Term (the "Subsequent Period"), provided that if the parties thereto are unable to consummate the OMI Transaction during such Subsequent Period as a result of pending regulatory filings and clearances and OMI continues to actively work towards the consummation of the OMI Transaction, the term of such Subsequent Period shall be extended without any additional fee becoming payable until the earliest to occur of (i) OMI terminating or canceling the OMI Transaction or
(ii) the obtaining or satisfying of the requisite regulatory filings, approvals or clearances and, if as a result of the pending regulatory matters, either OMI or the Company had been unable to hold a meeting of its shareholder, the completion of such meeting. OMI shall also have the option, in the event of a competing offer, to extend the provisions of this Article III for up to an additional period of 60 (sixty) days beyond the expiration of the Subsequent Period (any such extension, the "Optional Extension Period"). In the event that the Subsequent Period has been automatically extended pursuant to the above provisions and there is a competing offer, the provisions applicable to the Optional Extension Period shall apply and the Optional Extension Fee shall be due as provided below. The foregoing notwithstanding, in no event shall the Subsequent Period and/or the Optional Extension Period in the aggregate extend beyond the date that is 7 (seven) months from the date of this Agreement.

         SECTION 3.5 STANDSTILL FEES. The standstill fee for the Initial Term is $0.50 per Share, payable by OMI by wire transfer of immediately available funds to an account specified in writing by Stelchi upon the execution of this Agreement (the "Initial Term Fee"). The standstill fee for the Subsequent Period, including all extensions thereof as described in Section 3.4 above, is $1.00 per Share (excluding any Shares transferred by Stelchi to another entity in accordance with the provisions of Section 3.1(a) above but including any Shares acquired by Stelchi from another entity in accordance with the provisions of Section 3.1(a) above, in such case as the term "Shares" is defined in the agreement between that other entity and OMI), payable by OMI by wire transfer of immediately available funds to an account specified in writing by Stelchi promptly following the execution of a definitive agreement between the Company and OMI for the consummation of the OMI Transaction (the "Subsequent Period Fee"). The standstill fee for the Optional Extension Period is $0.25 per Share for each month of the Optional Extension Period (excluding any Shares transferred by Stelchi to another entity in accordance with the provisions of
Section 3.1(a) above but including any Shares acquired by Stelchi from another entity in accordance with the provisions of Section 3.1(a) above, in such case as the term "Shares" is defined in the agreement between that other entity and
OMI), payable by OMI by wire transfer of immediately available funds to an account specified in writing by Stelchi promptly following notice from OMI of election of such extension (the "Optional Extension Period Fee" and together with the Initial Term Fee and the Subsequent Period Fee, the "Fees"). The Fees shall be non-refundable, except that (i) the Fees shall be credited and applied to the consideration payable upon the consummation of the OMI Transaction to Stelchi pursuant to the terms and conditions of the OMI Transaction, and (ii) in the event a competing offer is made during the 5 (five) month period commencing on the date hereof and no definitive agreement between the Company and OMI has been executed for the consummation of the OMI Transaction, upon consummation of a transaction with the competing offeror, OMI shall be entitled to a payment equal to the higher of (A) an amount equal to the aggregate Initial Term Fee received by Stelchi and (B) an amount equal to 25% of the excess, per share of Common Stock, of the dollar equivalent of the purchase price per share at which the transaction is consummated over $33.90 multiplied by the number of shares of Common Stock sold, tendered, voted or exchanged by Stelchi, as the case may be, in the transaction. Such payment shall be made by wire transfer of immediately available funds to an account specified in writing by OMI, no later than 5
(five) days after consummation of the transaction. If such purchase price is payable in stock of an entity, the dollar equivalent shall be the average closing price of the entity's stock on its principal trading market (except that if the entity has ADRs trading on the New York Stock Exchange or Nasdaq National Market, the relevant trading price shall be that of the ADRs) for the 20 (twenty) most recent trading days immediately prior to the consummation of such transaction.

         SECTION 3.6 SUBSEQUENTLY ACQUIRED SHARES. Notwithstanding the use of the term "Shares" in Sections 3.1, 3.2 and 3.3 above, the provisions in this
Article III shall apply to the Shares, together with (a) any additional shares of capital stock of the Company acquired by Stelchi after the date hereof and prior to the Termination Date, or that Stelchi is entitled to receive from the Company by reason of being a record holder during such period, and (b) any securities into which any such Shares or additional shares shall have been converted or changed, whether by amendment to the constituent documents of the Company, merger, consolidation or otherwise, provided that such additional shares shall not be included in the calculation of the amounts of the Fees, except as otherwise set forth in Section 3.5.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.1 AGREEMENT TO COMMENCE AN OMI TRANSACTION. OMI agrees that, within thirty (30) days of the date of this Agreement, OMI or a subsidiary of OMI, shall, subject to reasonable satisfaction of due diligence, offer in writing to the Company's Board of Directors (the "Offer") to acquire all shares of Common Stock either in a merger with the Company or in a tender and/or exchange offer for Common Stock, provided that any such Offer shall be subject to customary terms and conditions for such a transaction, including satisfactory completion of due diligence (each, an "OMI Transaction"). The Offer shall be at an offer price (as such offer price may be amended, the "Offer Price"), payable in OMI common stock, that will provide on a fully diluted basis to the former holders of Common Stock (including any holders of options or warrants or other rights to acquire Common Stock (on an as exercised basis)), an aggregate shareholder interest of not less than 40.5% in OMI as of the date of the consummation of the OMI Transaction. The Offer shall further provide that each holder of Common Stock shall be entitled to elect to receive up to 25% of the Offer Price in cash; provided that the maximum aggregate amount of cash to be paid shall not exceed $175,000,000 (one hundred seventy-five million dollars). In the event that the aggregate amount of cash elected by the holders of Common Stock shall exceed this maximum amount, the cash portion to be received by each holder shall be reduced on a pro rata basis.

         SECTION 4.2 REGISTRATION COVENANT. OMI agrees that, upon the written advice of outside counsel reasonably satisfactory to OMI and Stelchi that Stelchi may be deemed to be an "affiliate" of OMI for purposes of the federal securities laws following consummation of an OMI Transaction, Stelchi shall be entitled to registration rights with respect to all of the shares of OMI received by Stelchi in the OMI Transaction. Such registration rights shall be for a resale shelf registration upon Form S-3 or any successor form thereto, upon customary terms and conditions and such other provisions as the parties shall mutually agree, provided that the plan of distribution shall not include an underwritten offering. The expenses incurred in connection with the registration shall be borne by OMI (excluding the fees of any legal counsel selected by or representing Stelchi, brokers fees and commissions and other similar fees and commissions customarily borne by Stelchi).

         SECTION 4.3 REIMBURSEMENT OF CERTAIN EXPENSES. OMI agrees to reimburse Stelchi, its officers, directors, employees and agents for 50% (fifty percent) of their reasonable out-of-pocket expenses as they are incurred in connection with investigating, preparing or defending any pending or threatened claim or action or proceeding resulting from the entering into of this Agreement up to an aggregate maximum amount of $45,000.

                                    ARTICLE V

                                   TERMINATION

         SECTION 5.1 TERMINATION. This Agreement shall terminate upon the earliest to occur of (a) the end of the term of the Optional Extension Period, if any, or if none, the end of the term of the Subsequent Period as such may be extended pursuant to Section 3.4, or, solely in the event that the conditions for the commencement of the Subsequent Period are not satisfied, the end of the term of the Initial Term, (b) the termination of this Agreement by Stelchi upon the occurrence of a Termination Event (as defined in Section 5.1), (c) the agreement of the parties to terminate this Agreement, (d) the termination by OMI of a proposed OMI Transaction, (e) the consummation of any OMI Transaction, (f) the shareholders of the Company failing to approve an OMI Transaction by the requisite vote at any shareholders' meeting called, or pursuant to a consent circulated, for consideration and approval of such OMI Transaction, (g) in the event of a competing offer, the Board of Directors of the Company changing its recommendation to the shareholders and the shareholders of the Company either
(i) failing to approve an OMI Transaction by the requisite vote at any shareholders' meeting called, or pursuant to consent circulated, for consideration and approval of such OMI Transaction, (ii) the shareholders of the Company approving the transaction contemplated by the competing offer by the requisite vote at any shareholders' meeting called, or pursuant to consent circulated, for consideration and approval of such OMI Transaction, or (iii) if no vote of the shareholders of the Company is required, the shareholders of the Company tendering or exchanging in any tender or exchange offer the number of shares of Common Stock required to close the tender or exchange offer relating to the competing offer, or failing to tender or exchange in any OMI tender or exchange offer the number of shares of Common Stock required to close such tender or exchange offer. The date on which the earliest of one of the above listed events occurs is herein referred to as the "Termination Date."


         SECTION 5.2     TERMINATION EVENT.

         (a) Any of the following events shall constitute a Termination Event for purposes of this Agreement during the Initial Term:

                  (i) Statement by OMI in any government or administrative proceeding or filing or any judicial proceeding, or in any written notice to Stelchi, that it has effectively abandoned its efforts to consummate an OMI Transaction; or

                  (ii) A material adverse change in the business, financial condition, results of operations or property of OMI and its subsidiaries taken as a whole, provided, however, that any such change resulting from any change (A) in laws, rules or regulations applicable to companies in business generally or to the shipping industry specifically, (B) in economic or business conditions generally or in the shipping industry specifically, or (C) in the securities markets in general, shall not be considered when determining if a material adverse change has occurred.

         (b) The termination of the definitive merger or acquisition agreement by either OMI or the Company (or the termination of a tender/exchange offer) as a result of a material adverse change or event as defined in such agreement shall constitute a Termination Event for purposes of this Agreement during the Subsequent Period.

         SECTION 5.3 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 5.1, except with respect to the payments that may be required pursuant to Section 3.5, this Agreement shall become void and have no effect, without liability on the part of any party. Nothing contained in this Article V shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York and the United States of America, without regard to choice of law rules thereof.

         SECTION 6.2 PUBLIC STATEMENTS. Neither Stelchi nor OMI nor any of their representatives will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that a party may, subject to a right of the other party to review and comment, (a) make any announcement it believes in good faith after consultation with legal counsel is required by law or the rules of any stock exchange and (b) make any filings required under applicable securities laws or regulations, including but not limited to Form 4 reports and Schedule 13D filings; and provided, further, that the parties shall mutually agree upon the form, substance and timing of issuance of a mutually acceptable press release with respect to the subject matter of this Agreement.

         SECTION 6.3 GREEK OPERATION AND NAME. OMI currently anticipates that the resulting business following the consummation of any OMI Transaction would have a meaningful operational presence in Greece and that the name of the resulting entity would be OMI-Stelmar Corporation.

         SECTION 6.4 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties; provided, however, that OMI may assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or affiliates; provided, further, that any such assignment or delegation shall not relieve OMI of its obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other person will have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         SECTION 6.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth all of the representations, warranties, covenants, agreements and understandings between Stelchi and OMI. There are no representations, warranties, covenants, agreements or understandings, either oral or written, between Stelchi and OMI other than as set forth in this Agreement. This Agreement may be amended only by written instrument duly executed by each party.

         SECTION 6.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail return receipt requested, postage prepaid, addressed to Stelchi or OMI at their respective addresses listed below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof), (c) upon confirmed transmission by facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service:

If to Stelchi, to:       Areos 2A Street
                         Athens, Greece
                         Attention:  George Karageorgiou

                         With a copy to:

                         Schiff Hardin LLP
                         623 Fifth Avenue
                         28th Floor
                         New York, NY  10022
                         Attention:  Hans F. Kaeser
                         Telephone No.:  212-745-0818
                         Telecopy No.:       212-735-5044
                         Email:  hkaeser@schiffhardin.com

If to OMI, to:           OMI Corporation
                         One Station Place
                         Stamford, CT 06902
                         Attention:  Fredric S. London
                         Telephone No.:  203-602-6789
                         Telecopy  No.:     203-602-6701
                         Email:  flondon@omicorp.com

                         With a copy to:
                         Coudert Brothers LLP
                         1114 Avenue of the Americas
                         New York, New York 10036
                         Attention:  Robert L. Clare, III
                         Telephone No.:  212-626-4218
                         Telecopy No.:       212-626-4120
                         Email: clarer@Coudert.com

         SECTION 6.7 EXPENSES. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs or expenses.

         SECTION 6.8 INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The masculine, feminine or neuter gender and the singular or plural shall each be construed to include the other whenever the context indicates.

         SECTION 6.9 FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         SECTION 6.10 SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

         SECTION 6.11 SURVIVAL. The representations, warranties and agreements of Stelchi and OMI in this Agreement or in any instrument delivered by them pursuant to this Agreement shall survive for 1 (one) year after the Termination Date and any investigation at any time made by or on behalf of any party hereto, except that with respect to the agreement of OMI set forth in
Section 4.3, the period shall be 2 (two) years after the Termination Date.

         SECTION 6.12 ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Company's Common Stock by reasons of stock dividends, stock splits, reclassifications, cash dividends, repurchases, splitups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Standstill Fee and the Offer Price shall be adjusted appropriately.

         SECTION 6.13 COUNTERPARTS; FACSIMILE. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Agreement is executed and delivered by the parties as of the date first above written.

                                            STELCHI HOLDING LTD.

                                            By: /S/ GEORGE KARAGEORGIOU
                                                --------------------------------
                                                Name: George Karageorgiou
                                                Title: Director

                                            OMI CORPORATION

                                             By: /S/ CRAIG H. STEVENSON, JR.
                                                --------------------------------
                                                Name:  Craig H. Stevenson, Jr.
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer